ZADIG ASSET MANAGEMENT S.A. (“Zadig”)

CODE OF ETHICS

SEPTEMBER, 2020, as amended April 16, 2025

It is the policy and practice of Zadig to observe and encourage the highest standard of ethical conduct for all of its employees and others working on its behalf. For purposes of this Code of Ethics, the term “employee” includes any “access person” of Zadig as such term is defined in Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940 (“1940 Act”). As a condition of employment, each Zadig employee has an obligation to act at all times fairly and honestly. Such commitment to ethical conduct as a company and as individuals is fundamental to Zadig.

Each employee must read this Code in its entirety. It requires your compliance as follows:

1.	Complete and sign the Acknowledgement of Receipt form attached hereto.

2.	Forward the Acknowledgement of Receipt to the Chief Compliance Officer (the “CCO”).

3.

Each employee must notify his or her supervisor or the CCO of possible violations of the Code that may exist now or which may arise while you are employed. In the event that you have any questions regarding the Code or particular business dealings, please contact the CCO.

This Code is intended to help each employee understand their obligations to comply with the highest ethical standards. The Code should be kept by each employee for future reference and its guidelines should be an active part of the employee’s normal course of business.

CODE OF ETHICS

Rule 204A-1 of the Advisers Act and Rule 17j-1 under the 1940 Act require Zadig to adopt a written code of ethics.

This Code sets forth standards of conduct expected of access persons, addresses safeguarding material nonpublic information about client transactions, and addresses conflicts that arise from personal trading by access persons.

This Code should be read in conjunction with the Schedule 1 (“PERSONAL ACCOUNT DEALING POLICY (“PA DEALING POLICY”)).

It is the policy of Zadig that the operations of Zadig are to be conducted in compliance with the law and with the highest ethical standards. This policy applies to all employees and others working on behalf of Zadig wherever located. Each employee of Zadig has an obligation to act at all times in an honest and ethical manner and with the highest integrity in dealings with clients and/or any third party. In addition, no access person of Zadig may, directly or indirectly, in connection with the purchase or sale of a security held or to be acquired by a client:

1.	Employ any device, scheme or artifice to defraud a client;

2.

Make any untrue statement of material fact or omit to state any material fact to the client necessary to make the statements made to the client, in light of the circumstances under which they are made, not misleading;

3.	Engage in any act, practice or course of business which operates as a fraud or deceit upon the client; or

4.	Engage in any manipulative practice with respect to the client.

The Code is designed to, among other things, provide a statement of the general standards of conduct required by Zadig and its employees in such areas as conflicts of interest, confidential information, use of Zadig property, personal securities investing, and insider trading.

The foundation of the Code consists of three underlying principles:

1.	Employees of Zadig must at all times place the interests of clients first. In other words, as a fiduciary, you must avoid serving your own personal interests ahead of the interests of Zadig’ clients.

2.

Employees of Zadig must make sure that all personal securities transactions are conducted consistent with the Code and the Zadig Employee Investment Policy (the “EIP”) and in such a manner as to avoid any actual or potential conflicts of interest or any abuse of an individual’s position of trust and responsibility.

3.

Employees of Zadig should not take inappropriate advantage of their positions. The receipt of investment opportunities, perquisites, or gifts from persons seeking business with Zadig could call into question the exercise of an employee’s independent judgment.

As with all policies and procedures, the Code is designed to cover a variety of circumstances and conduct; however, no policy or procedure can anticipate every potential conflict of interest that can arise in connection with personal trading. Consequently, employees of Zadig are expected to abide not only by the letter of the Code, but also by the spirit of the Code. Whether or not a specific provision of the Code addresses a particular situation, you must conduct your trading activities in accordance with the general principles contained in the Code and in a manner that is designed to avoid any actual or potential conflicts of interest.

Because Zadig’ policies, governmental regulations and industry standards relating to personal trading and potential conflicts of interest can change over time, Zadig may modify any or all of the policies and procedures set forth in the Code. Should Zadig revise the Code, you will receive written notification from the CCO. It is the responsibility of each employee to become familiar with any modifications to the Code.

•	BUSINESS DECISIONS

Zadig expects employees and others working on its behalf to conduct Zadig’s affairs on an arm’s length basis and not to engage in business or financial activity that may conflict with that of Zadig. Decisions regarding Zadig’s business with any other person or entity must be based solely upon valid business considerations of Zadig. No one may permit a business decision involving Zadig to be influenced by personal or other unrelated interests or factors.

•	CONFLICTS OF INTEREST

It is the policy of Zadig that all employees and others working on its behalf act in good faith and in the best interests of Zadig. To this end, such persons must not place themselves or Zadig in a position that would create even the appearance of a conflict of interest. No person may represent Zadig in any transaction if an outside business interest might compromise or otherwise affect his or her ability to represent Zadig’s interests fairly and impartially.

While it is not possible to list all situations that might involve conflicts of interest, the following are some examples of interests and activities that might result in conflicts. If you have any doubts or questions about the appropriateness of any interests or activities, you should contact the CCO. Any existing interest or activity that might constitute a conflict of interest under this Code must be fully disclosed to the CCO, so that Zadig may determine whether such interest or activity should be disposed of, discontinued or limited.

1.	Financial Interests

No employee or other person working on behalf of Zadig, individual members of their immediate families or persons living in their households may own, directly or indirectly, any interest in any corporation or other entity if ownership of such interest could compromise the loyalty or judgment of such employee or person working on behalf of Zadig. Whether a particular financial interest will constitute a conflict of interest or the appearance thereof will vary depending on the circumstances.

As stated in the Zadig Supervisory Procedures and Compliance Manual and the Zadig EIP, all employees must notify the CCO of any outside business activities and must notify and pre-clear their individual securities transactions with the CCO. Exceptions may be made at Zadig’s discretion. Once again, it is the responsibility of the employee to notify the CCO of potential conflicts of interest situations and to request any exception.

Zadig employees are reminded that trading based on confidential or insider information, along with certain other uses of such information, is strictly prohibited. Please see Section C below.

2.	Acceptance of Payment, Gifts or Free Services

No employee of Zadig or other person working on behalf of Zadig and no members of any such person’s immediate family or another person living in their household, shall directly or indirectly solicit or accept any

(a)	commissions, profits, payments, loans;

(b)	free services or products; or

(c)	entertainment, travel, or gifts

from individuals or organizations doing, or seeking to do, business with Zadig, or from individuals or organizations with an interest in the business of Zadig, without reporting such service, gift, or thing of value to the CCO. Furthermore, any such gifts of an extravagant nature received must be returned to the giver promptly. If you believe that you cannot reject or return a gift without potentially damaging friendly relations between a third party and Zadig, you should report the gift and its estimated dollar value in writing to the CCO, who may require that the gift be donated to charity.

These provisions do not apply to personal loans from a recognized lending institution made in the ordinary course of business on usual and customary terms. Nor do these provisions apply to items of nominal value (e.g. gifts of reasonable value which do not exceed more than $100 annually from one person), and customary business gratuities, such as meals, refreshments, beverages and entertainment (e.g. sporting events) at which both you and the giver are present, and promotional items (e.g. pens, mugs) that are associated with a legitimate business purpose, reasonable in cost, appropriate as to time and place, do not influence or give the appearance of influencing the recipient and cannot be viewed as a bribe, kickback or payoff.

In the event that a member or employee of Zadig receives a gift or gives a gift, such member or employee must immediately notify the CCO.

3.	Exploitation of Relationship with Zadig

No person may improperly use the Zadig name. Zadig’s name may only be used in connection with an activity or transaction that has been previously authorized by the management or the CCO. Under no circumstances shall any person exploit the Zadig name or his or her relationship with Zadig.

4.	Outside Business Activities

No principal, advisory representative, employee or independent contractor of Zadig may take any action in such person’s outside business activities that would conflict with the interests of Zadig. In particular, principals, advisory representatives, employees and independent contractors of Zadig should be aware that such conflicts may arise in connection with publications or public appearances by such persons. In the event any such conflict arises, you should immediately contact the CCO. No outside business activity shall be conducted if it conflicts with any fiduciary duties of Zadig to its clients or any legal or regulatory requirement applicable to Zadig.

•	INSIDER TRADING

Federal and state securities laws make it unlawful for any person to trade or recommend trading in securities while in possession of material, non-public (“inside”) information. Put simply, misuse of inside information constitutes fraud under the securities laws. The policies of Zadig require stringent avoidance of the misuse of inside information.

Officers, directors, and employees of Zadig and others working on behalf of Zadig may in certain instances have access to material, non-public information regarding Zadig, its affiliates, clients or various publicly traded companies (“inside information” more fully described below). All officers, directors, and employees, and others working on behalf of Zadig, as well as their immediate families and persons living in their households, or other persons or entities in which an officer, director, or employee has a financial interest, are prohibited from buying or selling securities based on such information, or passing the information to another person. All of these actions are generally called “insider trading.”

Insider trading is not only a violation of the Zadig policy but also can constitute a civil or criminal offense under the laws of the United States. The offense often involves taking advantage of inside information by trading in securities whose price is likely to be affected if the inside information were made public. A person commits insider trading when he or she:

1.

has information as an “insider” – e.g., he or she knows that the information is inside information (i) by virtue of being a director, employee or shareholder of the company which has issued or will issue securities or (ii) directly or indirectly (including having received tips from a person who is a director, employee or shareholder of that company or other persons such as accountants, lawyers or financial advisors to such company (e.g. an “inside source” or “insider”));

2.	deals in securities of the issuer, the price of which would be affected by the inside information in his or her possession; or

3.	encourages another person to so deal; or

4.	discloses to another person the inside information, otherwise than in the proper performance of the functions of his or her employment, office or profession.

It is irrelevant whether such action is taken directly or indirectly, and there are no exceptions for personal or other reasons. It is the explicit intent of this policy that even the appearance of impropriety be prohibited. Zadig’s policy regarding insider trading includes, but is not limited to the following prohibitions:

1.

Officers, directors and employees of Zadig, while possessing material inside information about an issuer, are prohibited from tipping or passing such information on to any person other than those within Zadig with a legitimate need to know.

2.

Officers, directors and employees of Zadig, while possessing material inside information about an issuer, are prohibited from trading in the securities of the issuer (equities, bonds, options, warrants or any security convertible into such securities) for any account in which they have a full or partial, direct or indirect, beneficial interest.

The term “securities” is very broadly defined by the law and includes, but is not limited to, equity shares, debt securities, options, futures and warrants.

“Dealing” is not restricted to the acquisition or disposal by an insider of securities of a company, but also encompasses any relevant transactions or activities an individual conducts directly as a result of his or her possessing the inside information. For example, if an individual instructs a broker in good faith to sell shares in a company, but on the basis of inside information later received, revokes the previous instruction, it is clear that such revocation was the result of the possession of the inside information and such action would constitute insider trading.

An individual who has information as an insider can also be considered to be engaging in insider trading if he or she discloses the information, otherwise than in the proper performance of the functions of his or her employment, office or profession, to another person. It is important to note that disclosure in itself can be an offense unless it is done in the proper performance of the functions of employment, office or profession, such as to a regulatory authority or to a company’s bankers, brokers or lawyers. In other words, the disclosure offense can be committed whether or not the recipient of the inside information acts upon it.

In the event that a person violates Zadig’ policy with respect to “inside information”, he or she may be subject to serious legal consequences including civil and criminal penalties (possibly including imprisonment), SEC administrative actions, discipline by securities industry self-regulatory organizations, as well as sanctions by Zadig that includes, but is not limited to, dismissal for cause.

Definition of “Inside Information”

“Inside Information” is any material non-public information, written or oral, regarding any issuer of publicly held securities. Inside information may be received directly from a client, prospective client, or other third party, with the expectation that the information will be kept confidential and used solely for the business purposes of the client, prospective client or other third party.

Inside information may be received from corporate officers or employees (including senior management and lower level employees with access to confidential information), from major shareholders or from “temporary” insiders such as lawyers, accountants or other professionals involved with the client, prospective client or other third party. Inside information includes information obtained during preliminary discussions or negotiations that may or may not result in retention to provide services or a transaction.

a.	Material Information

The term “material information” is generally defined as information that a reasonable investor would most likely consider to be important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities regardless of whether the information is related directly to the company’s business. Material information includes, but is not limited to: public offerings, changes in debt ratings, dividend changes, earnings estimates, changes in previously released earnings estimates, new products or discoveries, write-downs of assets, merger or acquisition proposals or agreements, the expansion or curtailment of operations, major litigation, liquidity problems, and extraordinary management developments. This list is not exhaustive.

b.	Non-Public Information

Information is “non-public” unless and until it is broadly disseminated by news services or newspapers or is included in records which by virtue of law are open to inspection by the general public such as corporate disclosure documents including prospectuses, proxy statements or Forms 10K/10Q under the Securities Exchange Act of 1934.

c.	Knowledge

For an individual to be engaged insider dealing, he or she must have had the inside information at the time of the dealing or trading and must have known that the information was inside information. Knowledge that information is “inside” will be imputed to an individual where his or her behavior is such that, for example, he or she ignores matters that indicate that the information is inside information or avoids making inquiries in connection with the legitimacy of his or her proposed dealing in order to avoid receiving information which would indicate that the information he or she has knowledge of is inside information.

Tipper/Tippee Liability

Officer, directors and employees may receive non-public information during the course of conducting Zadig’s business. Such persons may also be given non-public information by individuals in breach of those individuals’ own fiduciary duties or by those who are misappropriating information that they are not authorized to divulge.

The knowing receipt by an officer, director or employee or other person working on behalf of Zadig of “tips” from a “tipper” who has improperly disclosed the information for personal benefit (whether monetary or non-monetary) renders the person receiving the information (the “tippee”) an insider who may not misuse the information. Accordingly, individuals should be wary of situations in which material, non-public information is given to them. All such instances must be reported promptly to the CCO.

Family Members

The rules concerning insider trading and this Code apply to all accounts, including officer, director and employee accounts and family accounts. “Employee Accounts” or “Covered Accounts” include any account in which any officer, director or employee has an interest or has the power, directly or indirectly, to make investment decisions. “Covered Accounts” include accounts of an officer’s, director’s employee’s spouse and children, or any account whereby an officer, director employee of Zadig has the authority to make investment decisions.

Outside Business Activities

No principal, advisory representative, employee or independent contractor of Zadig, including any independent contractor or employee dually engaged by Zadig in connection with any outside business activities, may buy or sell any security (or related instrument) for his or her own or any related account, or recommend the purchase or sale of any security to any third party, on the basis of such person’s prior knowledge that an Internet column or website published by Zadig will be recommending to the public the purchase or sale of such security (or related instrument).

•	ADDITIONAL REQUIREMENTS

Recordkeeping

To the extent not otherwise covered in this Code or in the Manual, the CCO will keep in an easily accessible place for at least five (5) years copies of this Code of Ethics and each code of ethics that at any time within the past five years was in effect; all trade confirmations, account statements, periodic statements and reports of employees or other holdings or transaction reports described herein; copies of all preclearance forms; records of violations and actions taken as a result of violations; a record of all persons, currently or within the past five (5) years, who are or were required to make the holdings or transaction reports described herein or who are or were responsible for reviewing such reports; a record of any decision, and the reasons supporting the decision, to approve an acquisition of any securities in an initial public offering or in a private placement (for at least five (5) years after such approval was provided); and acknowledgments and other memoranda relating to the administration of this Code of Ethics. All trade confirmations, account statements and/or periodic statements of employees may be kept electronically in a computer database.

Oversight of Code

Acknowledgment. To the extent not otherwise covered in this Code or in the Manual, the CCO will:

•	annually distribute a copy of the Code of Ethics to all employees; and

•	distribute promptly all amendments to the Code of Ethics.

All employees are required annually to sign and acknowledge their receipt of this Code of Ethics by signing a form of acknowledgment as may be approved by the CCO.

With respect to any registered investment company (or series thereof) for which Zadig serves as investment adviser or subadviser, no less frequently than annually, the CCO shall submit a written report to the board of directors/trustees of such company (i) describing any issues arising under this Code of Ethics or procedures since the last report to the board, including information about material violations of the Code of Ethics or procedures, and the sanctions imposed in response to the material violations, and (ii) certifying that Zadig has adopted procedures reasonably necessary to prevent employees from violating this Code of Ethics.

Sanctions. Zadig’s management, with advice of legal counsel, at their discretion, will consider reports made to them and upon determining that a violation of this Code has occurred, may impose such sanctions or remedial action as they deem appropriate or to the extent required by law. These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment and/or criminal or civil penalties.

Authority to Exempt Transactions. The CCO has the authority to exempt any employee or any personal securities transaction of a employee from any or all of the provisions of this Code of Ethics if the Compliance Officer determines that such exemption would not be against any interests of a client and would be in accordance with applicable law. The CCO will prepare and file a written memorandum of any exemption granted, describing the circumstances and reasons for the exemption.

Confidentiality

All reports of personal securities transactions and any other information filed pursuant to this Code of Ethics will be treated as confidential to the extent permitted by law.

Schedule 1 PERSONAL ACCOUNT DEALING POLICY (“PA DEALING POLICY”)

1.	Applicable rules

1.1.	The rules with which Zadig shall comply in the conduct of its business are in particular:

1.1.1.	The Law of 17 December 2010, as amended from time to time (the “UCITS Law”);

1.1.2.	CSSF Regulation 10-04;

1.1.3.	CSSF Circular 18/698;

1.1.4.	The Law of 23 December 2016 on market abuse;

1.1.5.	EU Regulation 596/2014 of 16 April 2014 on market abuse;

1.1.6.	Section 204A of the Investment Advisers Act of 1940 (“Advisers Act”) and Rule 204A-1 thereunder;

1.1.7.	Rule 17j-1 under the Investment Company Act of 1940 (“1940 Act”).

2.	Summary of Market Conduct and Insider Dealing

2.1.	Market Conduct

2.1.1.

Under the Law of 23 December 2016 on market abuse it is an offence to engage in market abuse. Rules governing market abuse are found in the EU Regulation 596/2014 of 16 April 2014 on market abuse (“MAR”).

2.1.2.	Market abuse consists of insider dealing, unlawful disclosure of inside information and market manipulation.

2.1.3.	Article 8 MAR provides that it is an offence to:

(a)	Engage or attempt to engage in insider dealing; or

(b)	Recommend that another person engage in insider dealing or induce another person to engage in inside dealing.

2.1.4.

The following indicative behaviors amounting to market manipulation under MAR are transactions or orders applicable to the relevant financial instrument, (Article 12 and annex 1A/B MAR) related spot commodity contract, or auctioned product based on emissions allowances that (this is not an exhaustive list but intended as guidance):

(a)	Represent a significant proportion of the daily volume of transactions in the relevant financial instrument;

(b)	Do not lead to a change in beneficial ownership;

(c)	Include position reversals in a short period, represent a significant proportion of daily volume transactions, and might be associated with significant changes in the price;

(d)	Are concentrated within a short time span in the trading session and leads to a price change which is subsequently reversed;

(e)	Are orders to trade that change the representation of the best bid or offer prices and are removed before being executed;

(f)

Are orders to trade that occur at or around a specific time when reference prices, settlement prices, or valuations are calculated and lead to price changes that have an effect on such prices and valuations;

(g)	Undertaken by persons, that are preceded or followed by dissemination of false or misleading information by the same persons or persons linked to them; and

(h)

Undertake by persons before or after the same person or persons linked to them produce or disseminate investment recommendations which are erroneous, biased, or demonstrate influenced material interest.

2.1.5.	MAR will apply to:

(a)	Qualifying investments admitted to trading on a prescribed market;

(b)	Qualifying investments in respect of which a request for admission to trading on such a market has been made; or

(c)	Investments which are related investments (investment whose price or value depends on the price or value of the qualifying investment) in relation to qualifying investment above.

2.1.6.

Any particular act or course of conduct, which breaches the regulations’ provisions with regard to market manipulation, or misuse of information can result in a civil fine or public censure. However, the same act or course of conduct may also constitute a criminal offence regardless of whether such breaches were conducted by an authorized person or not.

2.1.7.

Decisions as to whether criminal or civil proceedings, or regulatory action, are appropriate in any case will be taken by the regulator having due regard to factors such as the seriousness of the misconduct in question; the need to protect the interests of consumers and to secure redress for those who have suffered loss; the public interest in ensuring that misconduct is punished and deterred through the imposition of appropriate sanctions; and the need to ensure that those who are subject to criminal and civil or regulatory action are treated fairly. The list is not exhaustive.

2.2.	Criminal Offence of Insider Dealing

2.2.1.	Insider transactions (“Insider Dealing”) are forbidden under all local laws. In broad terms, in involves the following:

(a)

An employee obtains knowledge of confidential facts about a company from which it is apparent that these facts, as soon as they are known, will influence the price of the securities, loan stock rights and derivatives issued by this company. The employee uses this knowledge to obtain a financial advantage for himself or a third-party using securities transactions. The disclosure of such confidential knowledge to a third party so that they can profit from it is also Insider Dealing.

(b)

The natural persons who have committed Insider Dealing, with the intention of procuring, to themselves or to others, direct or indirect profits are punishable by imprisonment for three months to four years and/or a fine of 251 to 5,000,000 euros. Regarding legal persons, the facts are punishable by a fine of 500 to 15.000.000 euros.

(c)

All employees and directors must be familiar with the prohibitions on Insider Dealing. The Personal Account Dealing Notice incorporates detailed rules to ensure compliance with Zadig’s policy on preventing Insider Dealing.

2.3.	Covered Accounts

2.3.1.

Zadig is obligated to monitor and restrict the personal investment practices and activities of its employees. For purposes of this PA Dealing Policy, the term “employee” includes any “access person” of Zadig as such term is defined in Rule 204A-1 and Rule 17j-1. This entails monitoring and restricting the following:

(a)

The personal securities account(s) (including securities, futures and commodities) of: (i) the employee of Zadig; (ii) the employee’s spouse and children; or (iii) anyone living either with or apart from an employee who receives material financial support from employee (except spouse with valid separation/divorce decree);

(b)	Any accounts over which the employee controls or influences investment decisions or has the right or authority to exercise any degree of control or discretionary authority; or

(c)

Any account in which (i) the employee has a beneficial interest and (ii) the employee (of any of individuals listed above) are deemed to have beneficial ownership (as such term is defined in Rule 204-1 and Rule 17j-1).

2.4.	Accounts That Are Not Covered Accounts

2.4.1.	The following accounts are not Covered Accounts and are not subject to the PA DEALING POLICY:

(a)

A personal securities account of the employee investing solely in open ended investment companies (e.g. any publicly traded mutual fund) other than a reportable fund which account, by its explicit terms, can only be used to purchase shares in mutual funds. A “reportable fund” is any investment company registered under the 1940 Act for which Zadig serves as investment adviser or subadviser or for which the investment or principal underwriter controls Zadig, is controlled by Zadig or is under common control with Zadig.

(b)	A 401(k) or 529 account or plan which is not under the employee’s control, or where control is limited to the selection of mutual funds (other than a reportable fund).

(c)

A personal securities account of the employee which, by its explicit terms, can only be used for the purchase of securities under an Employee Stock Ownership Plan (“ESOP”) account, profit sharing or dividend reinvestment plan.

2.5.	“Managed Accounts” and “Blind Accounts”

2.5.1.

These are accounts over which the employee (i) granted full investment discretion to an outside broker-dealer, bank, investment manager or adviser, trust company or trustee and (ii) has no direct or indirect influence or control.

2.5.2.	To retain these accounts, an employee must do all of the following:

(a)	Notify the Compliance Officer (the “CO”) of its existence at the commencement of employment at Zadig or at the time the account is opened by the employee;

(b)	Prominently provide the CO with account related documentation evidencing the nature of the account as a “Managed” or “Blind” account;

(c)	Promptly provide the CO with a “Managed Account” letter which has been executed by the employee as well as the broker-dealer, bank, investment adviser, trust company or trustee;

(d)	Obtain from the CO a written, specific exemption relating to the account; and

(e)	Provide the CO with copies of statements and confirmations regarding account activity until receipt of the written exemption from the CO.

2.6.	Duty of Zadig Employees

2.6.1.

Zadig employees must avoid even the appearance of impropriety in their personal investment activities and practices. Transactions that would give rise to a conflict of interest with Zadig or its clients are prohibited. Most importantly, no employee of Zadig is permitted to trade securities or encourage another person (whether a Zadig employee or non-employee) to trade securities on the basis of “Inside Information”, confidential information or material, non-public information.

2.6.2.

Although there is not a minimum holding period for investments, speculative, short-term trading is discouraged, and personal investments should be prudent. Day trading and excessive trading is all prohibited.

2.6.3.

The responsibility for adherence to this PA DEALING POLICY is shared: all Zadig employees are required to fully disclose all personal securities accounts on a continuous basis and to provide both their designated supervisor and CO with accurate information on a timely basis.

2.6.4.

The CO is responsible for monitoring the trading activities of covered persons under the PA DEALING POLICY and to report issues and variances to the appropriate supervisory staff for investigation and appropriate action.

2.6.5.	Any questions regarding the PA DEALING POLICY should be directed to the CO.

2.7.	Continuing Disclosure of All Covered and Managed Accounts

2.7.1.

All employees must advise the CO of the existence of all their Covered Accounts and Managed Accounts from the commencement of their employment with Zadig and, thereafter, immediately upon the opening or closing of such accounts. Employees must communicate details in relation to their Covered Accounts and Managed Accounts in a transparent, fair and honest manner at all times.

2.7.2.	ZADIG EMPLOYEES WILL BE REQUIRED ON A QUARTERLY BASIS TO CERTIFY TO THE CO THE EXISTENCE OF ALL OF THEIR COVERED AND MANAGED ACCOUNTS. (SEE Schedule 6 (QUARTERLY HOLDINGS REPORT).

2.8.	New Covered Employees

2.8.1.	New employees must provide the CO with the following documentation regarding Covered Accounts promptly upon of their commencement of employment with Zadig:

(a)	PA Dealing Policy certifications and account disclosure forms (which would include information about any account in which the employee has beneficial owernship of securities).

(b)	Evidence that they have instructed their brokerage firm to transfer non-conforming accounts to a Qualified Broker(s).

(c)	Account statements.

2.8.2.	Conducting Personal Securities Activity in Covered Accounts: Primary Trading Restrictions

2.8.3.	The following restrictions relate to all employees and Covered Accounts:

2.9.	Prohibited Transactions and Activities

2.9.1.	No employee or Covered Account is permitted to:

(a)	Trade while in possession of Inside Information (as defined in section 11.11 (Market Conduct) or material non-public information of the Zadig Manual of Procedures) or encourage others to do so.

(b)	Trading in advance of or based upon knowledge of a proprietary or customer trading position, order, or planned order.

(c)	Trading a security on which an employee trading prohibition has been posted on the Zadig Restricted List that is maintained by the CO.

(d)

Participate in (i) new public offerings (including any initial public offering (as defined in Rule 17j-1 or follow-ons) of equity, equity linked, and corporate debt securities registered with the SEC or (ii) limited offerings (as defined in Rule 17j-1), unless approved by the CO.

(e)	Otherwise engaging in personal trading that conflict with duties owed to Zadig or its clients.

2.10.	Initial Holdings Reports

2.10.1.

Each new employee of Zadig will complete and give to the CO an Initial Holdings Report within 10 days of beginning employment at Zadig as set forth in Schedule 5 (INITIAL HOLDINGS REPORT). The Initial Holdings Report shall list the securities in each Covered Account as of the end of the previous calendar month ; provided that in no event will the securities information be older than 45 days from when the person became an employee of Zadig.

2.11.	Annual Holdings Reports

2.11.1.

Within 30 days of the beginning of each calendar year (following the year in which an employee completes an Initial Holdings Report) each employee of Zadig will complete and give to the CO an Annual Holdings Report as set forth in Schedule 7 (ANNUAL HOLDINGS REPORT FOR EMPLOYEES). The Annual Holdings Report shall list the securities in each Covered Account as of the end of the previous calendar year; provided that in no event will the securities information be older than 45 days from the date of submission of the report.

2.12.	Quarterly Transaction Reports

2.12.1.

Within 30 days of the beginning of each calendar quarter each employee of Zadig will complete and give to the CO a Quarterly Transaction Report as set forth in Schedule 6 (QUARTERLY HOLDINGS REPORT). The Quarterly Transaction Report should list the holdings in each Covered Account as of the end of the previous calendar quarter.

2.12.2.	Zadig should ensure that this report is monitored, and any suspicious activity is to be reported to the Regulatory Authority immediately.

2.13.	Pre-Approval of Transactions

2.13.1.	All trades in securities that are not otherwise prohibited must be pre-approved by the CO using the required form (see 0). The CO must pre-approve his trades with the CIO.

2.13.2.	The pre-approval requirement does not apply to the following types of trades:

(a)	The purchase and sale of certificates of deposit.

(b)	The purchase or sale of U.S. government, U.S. government agency securities, or municipal securities purchased in secondary market transactions.

(c)	The purchase and sale of securities in a “managed account” that conforms to the PA DEALING POLICY.

2.13.3.	Upon obtaining prior written authorization from his or her manager and in accordance with the “Pre-Clearance” procedures set forth above, an employee is permitted to:

(a)	Sell securities short and sell short “against the box”, or

(b)	Sell/write uncovered or “naked” call or put options.

2.14.	Other Trading Restrictions

2.14.1.	Personal Trades for Investment Purposes Only

(a)	Securities transactions must be for investment purposes. Covered Accounts may not be used for the purpose of speculative or excessive trading or for short term profits.

2.14.2.	No Holding Period

(a)	Zadig will not have a holding period requirement for personal trades however, excessive personal trading is discouraged.

(b)

Notwithstanding this policy, Zadig recognizes that market conditions may exist which would compel a prudent investor to conduct transactions in a shorter time period than Zadig would prefer (because such a transaction may give the appearance of excessive trading). Thus, an employee may sell his or her position in Covered Accounts if:

(i)	The value of the investment in the security declines by 15% or more from the original acquisition price; and

(ii)	Such trade is pre-approved by the CO.

(c)	In summary, all employees must pre-clear all trades with the CO (and the CO must pre-clear all of his trades with the CEO or other Senior Managing Executive of Zadig).

2.14.3.	Excessive Trading and Questionable Practices

(a)

Zadig reserve the right to restrict personal trading by employees and in Covered Accounts which Zadig considers speculative, excessive or inconsistent with the best interests of Zadig. Zadig reserve the right to require an employee to reverse, cancel or freeze, at the employee’s expense, any transaction or position in a Covered or non-Covered Account which is inconsistent with the PA DEALING POLICY. Zadig further reserves the right, in its discretion, to impose further restrictions from time to time on the trading activities of an employee.

2.14.4.	Private Investments and Outside Business Activities

(a)

Zadig employees must obtain written approval from their designated supervisor and the CO before an employee enters into a private securities transaction or before an employee engages in outside business activities (see below for descriptions of private securities transaction and outside business activities). Employees wishing to enter into or engage in such transactions and activities must obtain the required written approval using the form annexed hereto as Schedule 8 (PRE-APPROVAL REQUEST).

(i)

Private Securities Transactions include investments in private placements, private investment partnerships, interests in oil and gas ventures, real estate syndications, participations in tax shelters and other investment vehicles and shares issued prior to a public distribution.

(ii)

Outside Business Activities include being (not on behalf of Zadig) an officer, director, limited or general partner, member of a limited liability company, employee or consultant or any non-Zadig entity or organization.

(b)

When an employee intends to enter into a private securities transaction, the employee must, prior to making the initial investment or any follow-on investment, arrange for the CO to review and obtain any private placement memoranda, subscription agreements or other like documents pertaining to the investment. In addition, the employee must arrange for the CO to obtain promptly any duplicate confirmations and statements or their equivalents relating to the investment. Where confirmations and statements or other like documents are not available from the issuer, the employee member must promptly inform the CO of any changes in the investment and provide the CO with a written yearly update.

(c)

Upon joining Zadig, Zadig employees must disclose all Outside Business Activities to the CO. Zadig maintains an Outside Business Activities Register based on the disclosures and staff undertake to disclose and update any changes promptly upon becoming aware of them.

2.15.	Exemptions

2.15.1.

Any employee who wishes to seek an exemption of a specific account from coverage under the PA DEALING POLICY must contact the CO for an exemption/waiver. Exemption/waivers will be granted only upon demonstration of significant extenuating circumstances and must be approved in writing by the employee’s designated supervisor and the CO. Written exemptions and/or waivers, which have been granted to employees relating to certain brokerage accounts prior to the effective date of the PA DEALING POLICY, will remain in full force and effect.

2.16.	Additional Restrictions

2.16.1.

The PA DEALING POLICY sets forth the minimum standards for the regulation of employee trading. Supervisors and the CO may impose further requirements, as they deem necessary in the interest of Zadig and its clients.

2.17.	Privacy

Zadig is sensitive to employee financial privacy concerns. Zadig does not permit its employees to use or disclose the information related to Covered Accounts or transactions thereunder other than for the business and regulatory requirements of the Zadig group.

FORM OF EMPLOYEE ACCEPTANCE OF PA DEALING POLICY

I hereby acknowledge that I have received and read the Zadig Employee Investment Policy (“PA DEALING POLICY”) and agree to abide by all of its provisions and requirements and any future amendments to the PA DEALING POLICY, as long as I am employed by Zadig.

I understand that I must notify Zadig of all Covered Accounts and Managed Accounts, as defined in the PA DEALING POLICY, and I agree to get pre-approval from the Compliance Officer of Zadig prior to opening a Covered Account with a broker or placing certain securities transactions for Covered Accounts.

I understand that any violation of the PA DEALING POLICY may subject me to disciplinary action, including dismissal from employment.

AS WITNESS under my hand this [day] [month] [year]

The undersigned

Signature

[First Name] [Last Name] [Position/Title]

INITIAL HOLDINGS REPORT FOR NEW EMPLOYEES

APPENDIX X

ZADIG NEW EMPLOYEE INITIAL HOLDINGS REPORT FOR EMPLOYEES

Name of Employee:

Initial Portfolio:

Title and Type of Security	Tracker Symbol or ISIN Number (As Applicable)	Number of Shares Held	Name of Account	Principal € Amounts of Shares	Broker/Dealer or Bank Where Securities are held

OR

I do not maintain any Covered Accounts at this time.

The undersigned employee certifies that, pursuant to the Zadig Employee Investment Policy, you have not engaged in any transactions involving securities that would violate the Zadig Employee Investment Policy.

Signature:	Date:

QUARTERLY HOLDINGS REPORT FOR EMPLOYEES

APPENDIX XII

ZADIG - PA Dealing Policy - Quarterly report:	Q2 2021

Name of Employee:

The following sets forth all of the transactions in reportable securities (as defined in the Zadig Employee Investment) made in my Covered Account(s) (as defined in Zadig’s Employee Investment Policy) for the above quarter.

Title and Type of Security	Tracker Symbol or ISIN Number (As Applicable)	Date	Name of Account	Amounts of Shares	Broker/Dealer or Bank Where Securities are held

OR

No transactions in reportable securities for this calendar quarter.

The undersigned employee certifies that, pursuant to the Zadig Employee Investment Policy, you have not engaged in any transactions involving securities that would violate the Zadig Employee Investment Policy.

Signature:	Date:

ANNUAL HOLDINGS REPORT FOR EMPLOYEES

APPENDIX IX

ANNUAL HOLDINGS REPORT FOR EMPLOYEES

Name of Employee:

Portfolio as of:

Title and Type of Security	Tracker Symbol or ISIN Number (As Applicable)	Number of Shares Held	Name of Account	Amounts of Shares	Broker/Dealer or Bank Where Securities are held

OR

I do not maintain any Covered Accounts at this time.

The undersigned employee certifies that, pursuant to the Zadig Employee Investment Policy, you have not engaged in any transactions involving securities that would violate the Zadig Employee Investment Policy.

Signature:	Date:

PA DEALING POLICY - EMPLOYEE TRADE PRE-APPROVAL / PRE-CLERANCE REQUEST

APPENDIX XII

PA Dealing Policy - EMPLOYEE TRADE PRE-APPROVAL / PRE-CLEARANCE REQUEST

Instructions:	Pre-approval from the Chief Compliance Officer is required for all transactions set forth in the Employee Investment Policy (“EIP”). The CCO will check the restricted list prior to granting approval. Please complete this form and return to the CCO of Zadig.

Date:	Employee Name:

Account Holder(s):	Relationship to employee:

Title and Type of Security	Code	Quantity	Current price

I REPRESENT THAT:

(i) I am not in possession of inside information concerning or affecting the issuer(s);

(ii) I am not aware of a pending research report involving or relating to the issuer(s);

(iii) I am not aware of a material pending Zadig mutual fund or proprietary trade involving these securities;

(iv) I am not engaging in personal trading that conflicts with duties owed to Zadig or its clients or customers; and

(v) These trades conform to the EIP.

Signature:

COMPLIANCE OFFICER ACKNOWLEDGMENT:	Date:

ACKNOWLEDGEMENT OF RECEIPT OF CODE OF ETHICS FOR ZADIG ASSET MANAGEMENT S.A.

I have received, read and am familiar with the Zadig Code of Ethics. I represent that I agree to abide by the terms of the Code of Ethics. I represent that to the best of my knowledge, neither I, nor any member of my immediate family or person living in my household, either directly or indirectly, alone or together with any person, group, or entity has any interest or is engaged in any activity, which might be interpreted as a violation of the Code of Ethics.

By:

Name:

Date: